NEWS RELEASE

Exhibit 99.1

Vanguard Natural Resources Announce Closing of Natural Gas
and Liquids Properties in Colorado and Wyoming and Increased Borrowing Base

Houston – January 3, 2013 - (Business Wire) – Vanguard Natural Resources, LLC (NYSE: VNR) (“Vanguard” or “the Company”) today announced that on December 31, 2012 it consummated the previously announced acquisition of natural gas and liquids assets from Bill Barrett Corporation for an adjusted purchase price of $328.8 million, subject to customary final post-closing adjustments. The effective date of the acquisition is October 1, 2012.

The Company expects the following significant benefits from the acquisition:

•	Immediately accretive to distributable cash flow;

•	Company estimated proved reserves of approximately 300 Bcfe (80% proved developed and 86% natural gas);

•	Reserve to production ratio of approximately 13 years;

•	Current net production of approximately 65 MMcfe/d (86% natural gas) from 2,822 gross wells

•	Significantly hedged the expected natural gas and oil production for the next four years

The Company funded this acquisition with borrowings under its existing reserve-based credit facility. As anticipated, Vanguard’s borrowing base was increased from $960 million to $1.2 billion in connection with an interim borrowing base redetermination to include the properties from this acquisition. As of December 31, 2012 and pro forma for the borrowing base increase and financing for this acquisition, the Company has borrowings under its reserve-based credit facility of $700 million which leaves approximately $500 million of undrawn capacity.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. The Company's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Permian Basin in West Texas and New Mexico, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Piceance Basin in Colorado, the Powder River and Wind River Basin in Wyoming, the Williston Basin in North Dakota and Montana, Mississippi and South Texas. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Vanguard Natural Resources, LLC

CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com